UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2015

EZJR, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-53810

Nevada	30-0802599
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

8250 W. Charleston Blvd. Suite 110, Las Vegas, NV	89117
(Address of principal executive offices)	(Zip Code)

702-544-0195

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 15, 2015, EZJR, Inc. ("EZJR" or "the Company") entered into a Settlement Agreement to divest itself of three of its wholly-owned subsidiaries; OW Marketing, Inc. ("OWM"), OW Realty, Inc. ("OWR") and Leading Edge Financial, Inc. ("LEF"). The management of EZJR believes this divestiture will help the Company streamline and structure its operations, in order to build its business and make the Company attractive for a possible secondary offering in the future. In an effort to enhance both company and shareholder value, management has agreed to enter into this Settlement Agreement, whereby the Company will re-structure its organization. The spin-off of the companies was the result of the exchange of 650,000 restricted common shares of EZJR from AdMaxOffers.com (“AdMax”), a major shareholder in EZJR, who has agreed to acquire these three wholly-owned subsidiaries. (See Exhibit 10.10.)

The significant terms and conditions of the Settlement Agreement are:

1) EZJR divests itself of OWM, OWR and LEF, effectively immediately.

2) All stock in OWR and LEF are transferred to AdMax in exchange for 650,000 restricted common shares of EZJR owned by AdMax.

3) The assets and obligations of OWR, LEF and OWM are no longer the assets nor liabilities of EZJR, except as noted in Item 4 below.

4) EZJR agrees to assume the following liabilities of OWM and LEF: a) estimated unpaid payroll taxes of $6,675 plus estimated late fees of $1,033; b) remaining Administrative fees and other fees owed under an Assurance of Voluntary Compliance pursuant to the Fair Business Practice Act with the State of Georgia of approximately $10,000; c) $1,500 customer refund; and d) the $25,000 Note plus interest owed to Rick Jesky.

5. EZJR agrees to reimburse Edward Zimbardi and Brenda Zimbardi up to $10,000 for legal fees they may incur to defend against lawsuits related to any lawful actions that they took on behalf of the Company as an officer of the Company or any of its subsidiaries at the time. In turn, OWM will assume any compensation owed to both Adam Alred and Ed Zimbardi for work performed as officers of EZJR.

6) EZJR will retire and cancel the 650,000 restricted common shares.

7) Ed Zimbardi agrees that any amounts for payroll owed to him are the responsibility of OWR and OWM.

On May 16, 2015, at a meeting of the Board of Directors (the "Board") of EZJR, Inc. ratified and approved the Settlement Agreement.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On May 16, 2015, the Board of Directors accepted the resignation of Mr. Ed Zimbardi, in his positions as Director and CEO of the Company. Mr. Zimbardi desires to pursue other interests and does not have any disagreements with the Company on any matter relating to its operations, policies or practices.

On May 16, 2015, the Board of Directors unanimously appointed Barry Hall as CEO of the Company. Mr. Hall already holds the position as Executive Chairman and CFO of the Company. The newly appointed officer serves at the pleasure of the Board, he will hold his position until his successor(s) shall be appointed and shall qualify or until the earlier of their death, resignation or removal in the manner provided for in the By-laws of the Corporation.

The following table sets forth certain information regarding our current director and executive officer. Our executive officers serve one-year terms. Set forth below are the names, ages and present principal occupations or employment, and material occupations, positions, offices or employments for the past five years of our current director and executive officer.

Name	Age	Position & Offices Held

Barry Hall	67	Executive Chairman/CEO/CFO

Denis Betsi	38	Director

Juan Hernández	37	Director

All directors hold office until the next annual meeting of stockholders of the Company and until their successors have been elected and qualified. Directors currently receive no fees for services provided in that capacity. The officers of the Company are elected annually and serve at the discretion of the Board of Directors.

Item 8.01 Other Events

Cancellation of Shares

On May 15, 2015, the Company entered into a Settlement Agreement to divest itself of three of its wholly-owned subsidiaries in exchange for 650,000 restricted common shares of EZJR, owned by a major shareholder of the Company. (See Item 1.01 above.)

The 650,000 shares will be returned to the corporate treasury for cancellation. The Board of Directors approved the cancellation on May 16, 2015. These 650,000 common shares represent approximately two-point-two (2.2%) percent of the issued and outstanding shares of the Company. Following the cancellation of these shares, the Company will have 28,599,576 common shares issued and outstanding.

Item 9.01 - Financial Statements, Pro Forma Financial Information and Exhibits.

(d) Exhibits:

Incorporated by reference
Exhibit	Exhibit Description	Filed herewith	Form	Period Ending	Exhibit	Filing Date
10.10	Settlement Agreement by and among EZJR, Inc. Edward Zimbardi, Brenda Zimbardi and AdMaxOffers.com LLC, dated May 15, 2015	X

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

EZJR, Inc. Registrant

Date: May 20, 2015	/s/ Barry Hall_____
Name: Barry Hall
Title: CEO/CFO